EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of November 16, 2012, by and between Ruby Tuesday, Inc., a Georgia corporation (the “Company”), and James J. Buettgen (“Executive”).  This Agreement shall become effective immediately; provided that Executive shall not begin employment with the Company until December 1, 2012 (such date, the “Start Date”), unless otherwise agreed in writing by the parties.

WHEREAS, effective as of the Start Date the Company wishes to employ Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and Executive wishes to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.  Employment, Duties and Acceptance.

(a)  The Company shall employ Executive, and Executive agrees to be employed, during the Term (as defined below in Section 2) as the President and Chief Executive Officer of the Company.  Executive shall be responsible for carrying out the policies and directives of the Company’s Board of Directors (the “Board”) and shall report directly to the Board.  For the avoidance of doubt, Executive shall be the senior-most executive of the Company, with duties, responsibility and authority commensurate with such position.

(b)  Executive shall be appointed as a non-independent director of the Board effective as of the Start Date and shall not receive any additional compensation for such service.

(c)  The duties to be performed by Executive hereunder shall be performed primarily at the Company’s Restaurant Support Center in Maryville, Tennessee, subject to reasonable travel requirements on behalf of the Company.

2.  Term.  As used herein, the “Term” means the period commencing on the Start Date and continuing until either Executive or the Company terminates Executive’s employment pursuant to Section 6.

3.  Salary and Annual Bonus.  During the Term, Executive shall be entitled to the following compensation:

(a)     Base Salary.  The Company agrees to pay to Executive a base salary in cash (the “Base Salary”) as compensation for the services to be performed by Executive, which initially shall be at the rate of $800,000 per fiscal year, paid in accordance with the Company’s customary payroll procedures and which Base Salary may be increased from time to time but not decreased.  Notwithstanding the foregoing, Base Salary may be decreased at any time with Executive’s consent.  Executive’s base salary as in effect from time to time shall constitute the “Base Salary” for purposes of this Agreement.

(b)  Annual Bonus.  Executive shall be eligible to receive an annual cash bonus award (the “Annual Bonus”) pursuant to the terms of the Company’s Executive Incentive Compensation Plan, based upon the extent to which any performance targets associated therewith are satisfied.  Executive shall have a target bonus equal to 100% of Base Salary and a maximum bonus equal to 200% of Base Salary.  The Annual Bonus shall be paid out in accordance with the terms of the Company’s Executive Incentive Compensation Plan, but in no event shall the Annual Bonus be paid later than two and a half months following the end of the calendar year that ends immediately after the fiscal year for which the Annual Bonus relates.  For fiscal year 2013 ending June 4, 2013, the Company guarantees Executive an Annual Bonus at target payout or based on actual performance, whichever is greater.

4.  Long-Term Incentives.

(a)  Initial Award.  As of the Start Date, Executive shall receive an initial award valued at $1.6 million as of the Start Date comprised of one-third service-based restricted stock, one-third performance-based restricted stock and one-third performance-based cash incentive (using the Company’s ordinary course methodology of valuing such awards).  The service-based restricted stock shall cliff vest after 30 months following the Start Date and shall be further subject to a six-month holding period from the date of such vesting.  The performance-based restricted stock shall have a one-year performance period ending June 4, 2013 at the end of which shares shall be earned based on the extent, if any, to which performance targets are achieved.  Any performance-based restricted stock that is earned shall cliff vest 30 months following the Start Date and shall be further subject to a six-month holding period from the date of such vesting.  The performance-based cash incentive shall also carry a one-year performance period ending June 4, 2013 at the end of which the award shall be earned based on the extent, if any, to which performance targets are achieved.  Any performance-based cash incentive that is earned shall vest and be payable in two tranches with 50% of the award paid 18 months following the Start Date and the remaining 50% paid 12 months from the date of the first payment.  Service-based restricted stock and the portions of performance-based restricted stock and performance-based cash incentive that are earned shall vest in full (i) upon Executive’s death or Executive’s Disability (as defined below in Section 6(a)), (ii) upon the occurrence of a Termination Without Cause (as defined below in Section 6(a)) and (iii) immediately prior to the effectiveness of a Change in Control (as defined below in Section 6(a)).  A prorated portion (equal to: (A) the sum of (I) the number of completed full months since the Start Date and (II) 12 months; divided by (B) 30 months) of the service-based restricted stock and prorated portion of performance-based restricted stock and performance-based cash incentive that are earned shall vest early in the event of a Resignation For Good Reason (as defined below in Section 6(a)).  For fiscal year 2013 ending June 4, 2013, the Company shall guarantee earning of the performance-based restricted stock and performance-based cash incentive at the target level or based on actual performance, whichever is greater.

(b)  Make-Whole Award.  As of the Start Date, Executive shall receive an equity award valued at $2.5 million as of the Start Date comprised of $1.4 million of service-based restricted stock and $1.1 million of service-based stock options (the “Make-Whole Award”) (using the Company’s ordinary course methodology of valuing such awards).  The service-based restricted stock shall cliff vest after 30 months following the Start Date and shall be further subject to a six-month holding period from the date of such vesting.  The service-based stock options shall vest in equal annual installments over the three years following the Start Date and shall be exercisable for seven years following the Start Date.  Service-based restricted stock and service-based stock options shall vest in full (i) upon Executive’s death or Executive’s Disability or (ii) immediately prior to the effectiveness of a Change in Control.  A prorated portion (equal to: (A) the sum of (I) the number of completed full months since the Start Date and (II) 12 months; divided by (B) 30 months) of the service-based restricted stock and a prorated portion (equal to: (A) the sum of (I) the number of completed full months since the Start Date and (II) 12 months; divided by (B) 36 months) of the service-based stock options shall vest early in the event of a Termination Without Cause or Resignation For Good Reason. The Make-Whole Award shall be subject to a non-compete agreement such that, upon vesting, Executive shall be prohibited from accepting employment with or otherwise providing services to those competitors of the Company identified in the Company’s Severance Plan (as may be amended from time to time in accordance with its terms, the “Severance Plan”) for a period of two years from the date of such vesting.

(c)  High-Performance Award.  As incentive to join the Company, as of the Start Date, Executive shall receive an award of 250,000 shares of service-based restricted stock, 250,000 service-based stock options and 250,000 performance-based stock options (the “High-Performance Award”).  The service-based restricted stock shall cliff vest after 30 months following the Start Date and be further subject to a six-month holding period from the date of such vesting.  The service-based stock options shall vest in equal annual installments over the three years following the Start Date and shall be exercisable for seven years following the Start Date.  Service-based restricted stock and service-based stock options shall vest in full (i) upon Executive’s death or Executive’s Disability or (ii) immediately prior to the effectiveness of a Change in Control.   A prorated portion (equal to: (A) the sum of (I) the number of completed full months since the Start Date and (II) 12 months; divided by (B) 30 months) of the service-based restricted stock and a prorated portion (equal to: (A) the sum of (I) the number of completed full months since the Start Date and (II) 12 months; divided by (B) 36 months) of the service-based stock options shall vest early in the event of a Termination Without Cause  The performance-based stock options shall be earned in the event the Company’s stock price appreciates to $14 per share (or more) for a period of 20 consecutive trading days within the first three years of Executive’s employment with the Company.  In the event such stock options are earned, they shall vest immediately and be exercisable until the seventh anniversary of the Start Date.  The High-Performance Award shall be subject to a non-compete agreement such that, upon vesting, Executive shall be prohibited from accepting employment with or otherwise providing services to those competitors of the Company identified in the Severance Plan for a period of two years thereafter.

(d)  Annual Equity Awards.  During the Term following fiscal 2013, Executive shall be eligible to receive future equity awards of such type, of such amount and with such terms and conditions as determined in the sole discretion of the Compensation Committee of the Board.

5.  Employee Benefits.

(a)  General.  During the Term, Executive shall be eligible to participate in the Company’s benefit programs applicable generally to other senior executive officers of the Company in accordance with the terms and conditions of such programs; provided that Executive shall receive credit for years of service with his current employer (not taking into account any years of service preceding any break in service) for determining eligibility and vesting under the Company’s Executive Life Insurance Plan (as may be amended from time to time in accordance with its terms).

(b)  Vacation.  During the Term, Executive shall be entitled to four (4) weeks of paid vacation time annually in accordance with applicable Company policies; provided that Executive shall schedule the timing and duration of Executive’s vacations in a reasonable manner taking into account the needs of the business of the Company.

(c)  Business Expenses.  The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d)  Retirement.

(i)  During the Term, Executive shall be eligible to participate in the Company’s Deferred Compensation Plan (as may be amended from time to time in accordance with its terms) in accordance with the terms and conditions of such plan; provided that Executive shall receive credit for years of service with his current employer (not taking into account any years of service preceding any break in service) for determining eligibility, vesting and Company contributions under such plan.

(ii)  During the Term, Executive shall be eligible to participate in the Company’s Executive Supplemental Pension Plan (as may be amended from time to time in accordance with its terms (the “ESPP”)) in accordance with the terms and conditions of such plan; provided that, if Executive remains employed by the Company on the third anniversary of the Start Date, Executive shall receive credit for years of service with his current employer (not taking into account any years of service preceding any break in service) for determining vesting under the ESPP.  For the avoidance of doubt, such service credit shall not be taken into account for benefit accrual purposes under the ESPP.

6.  Termination.

 (a)  Events of Termination.  Following the Start Date, Executive’s employment with the Company shall terminate (the date of such termination being  the “Termination Date”) upon any of the following:

(i)  Executive’s death (“Termination Upon Death”);

(ii)  the effective date set forth in a written notice (which effective date shall not pre-date the date on which the notice is delivered) sent to Executive stating the Company’s determination that Executive is terminated as a result of Executive’s Disability (“Termination For Disability”);

(iii)  the effective date set forth in a written notice (which effective date shall not pre-date the date on which the notice is delivered) sent to Executive stating the Company’s determination that it is terminating Executive’s employment for Cause (“Termination For Cause”); provided, however, that, (A) the Company must provide notice of a Cause event within 30 days after the later to occur of (x) the act or omission providing Cause, (y) the Company’s actual knowledge of the act or omission providing Cause or (z) the date on which the Company should reasonably have knowledge of the act or omission providing Cause and, (B) if such act or omission is susceptible to remediation, the Executive shall be provided 30 days following such notice to remedy such act or omission which constitutes Cause and following any such remedy the Company shall no longer have Cause to terminate Executive’s employment (it being understood that Executive shall be permitted to waive his opportunity to remedy such act or omission).

(iv)  the effective date set forth in a written notice (which shall not be less than 60 days following the date such notice is provided) sent to Executive stating that the Company is terminating Executive’s employment without Cause, which notice can be given by the Company at any time after the Start Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”) (it being understood that Executive shall be permitted to waive all or a portion of the notice period);

(v)  the effective date set forth in a written notice (which shall not be less than 60 days following the date such notice is provided) sent to the Company from Executive (other than a notice delivered pursuant to Section 6(a)(vi) of this Agreement) stating that Executive is electing to terminate Executive’s employment with the Company without Good Reason (“Resignation Without Good Reason”) (it being understood that the Company shall be permitted to waive all or a portion of the notice period); or

(vi)  the effective date set forth in a written notice to the Company (such effective date taking into account the Company’s cure right set forth below) stating Executive’s determination that a Good Reason event has occurred and, as a consequence, Executive is electing to terminate Executive’s employment for Good Reason (“Resignation For Good Reason”); provided, however, that, (A) Executive must provide notice of a Good Reason event within 30 days after the later to occur of (x) the act or omission which constitutes Good Reason, (y) Executive’s actual knowledge of the act or omission constituting Good Reason or (z) the date on which Executive should reasonably be expected to have knowledge of the act or omission constituting Good Reason, (B) the Company shall be provided 30 days following such notice to remedy such act or omission which constitutes Good Reason and following any such remedy Executive shall no longer have Good Reason to terminate employment (it being understood that the Company shall be permitted to waive its opportunity to remedy such act or omission), and (C) if the Company does not, or is not able to, remedy such act or omission which constitutes Good Reason, Executive must terminate his employment within the shorter of (x) 60 days after the occurrence of such act or omission or (y) 15 days following the Company’s notice of waiver of its opportunity to remedy such act or omission.

As used herein, the term “Cause” shall mean conduct amounting to: (i) fraud or dishonesty in the performance of Executive’s duties with the Company or its affiliates, (ii) willful misconduct, refusal to follow the reasonable directions of the Board, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similarly nature), (iii) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics, (iv) repeated and extended absence from work without reasonable excuse, (v) a conviction or plea of guilty or nolo contendere to a felony, or (vii) a material breach or violation of the terms of any agreement to which Executive and the Company (or any affiliate) are party.

As used herein, the term “Change in Control” shall mean any one of the following events:

(A)           the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control:  (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate;

(B)           within any twelve-month period (beginning on or after the Start Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board; provided that any director who was not a director as of the Start Date shall be deemed to be an Incumbent Director if that director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(C)           the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(D)          the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(E)           the liquidation or dissolution of the Company.

As used herein, the term “Disability” shall mean Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can reasonably be expected to result in death or last for a continuous period of not less than 12 months.

As used herein, the term “Good Reason” shall mean, without Executive’s consent: (i) any change of Executive’s principal place of employment to a location more than 50 miles from Maryville, Tennessee; (ii) any material reduction in Executive’s authority, duties or responsibilities, including, for the avoidance of doubt, any change that results in Executive either (A) not acting as the senior-most executive of the Company or (B) directly reporting to anyone other than the Board; (iii) any reduction in Executive’s Base Salary; (iv) any failure by the Company to pay

Executive’s Annual Bonus in accordance with Section 3(b) or to grant the long-term incentives provided in Section 4; or (v) any other breach of this Agreement that is material and fundamental to the entirety of the Agreement by the Company.

 (b)  Effect of Termination.

(i)  Death or Disability.  In the event of Termination Upon Death or Termination For Disability pursuant to Section 6(a)(i) or 6(a)(ii), as applicable, Executive (or Executive’s legal representative) shall be entitled to receive the following benefits:

(A)   an amount in cash equal to any accrued but unpaid Base Salary owed by the Company to Executive as of the Termination Date (the “Accrued Base Salary”);

(B)   any earned but unpaid Annual Bonus with respect to fiscal years completed prior to the Termination Date (the “Accrued Bonus”, and together with the Accrued Base Salary, the “Accrued Obligations”); and

(C)   the benefits set forth in Section 4 (it being understood that any outstanding cash or equity awards that do not vest shall be forfeited).

(ii)  Termination For Cause and Resignation Without Good Reason.  In the event of a Termination For Cause or Resignation Without Good Reason pursuant to Section 6(a)(iii) or 6(a)(v), as applicable, Executive shall be entitled to receive in cash an amount equal to any Accrued Base Salary.  For the avoidance of doubt, any unvested cash or equity awards shall be forfeited.

(iii)  Termination Without Cause and Resignation For Good Reason.  In the event of Termination Without Cause or Resignation For Good Reason pursuant to Section 6(a)(iv) or 6(a)(vi), as applicable, Executive shall be entitled to receive the following benefits:

        (A)   an amount in cash equal to any Accrued Obligations; and

 (B)       subject to Executive’s (1) execution of a general waiver and release of claims against the Company and its affiliates within 45 days following the Termination Date and non-revocation of such general waiver and release of claim, during any statutory revocation period and (2) continued compliance with the Leadership Covenants (as defined below), an amount equal to 300% of Base Salary payable in a lump sum payment on the 60th day following the Termination Date (the “Severance Payment”) and the benefits set forth in Section 4 (it being understood that any outstanding cash or equity awards that do not vest shall be forfeited).

For the avoidance of doubt, Executive shall not be eligible for any other severance or similar payment or benefit under any other agreement, plan or policy, including the Severance Plan and any Severance Payment made to Executive will be subject to a clawback if Executive breaches any of the Leadership Covenants.

(iv)  Upon Termination For Any Reason.  In the event of any termination, Executive shall be entitled to receive:

 (A)   any unpaid reimbursements relating to business expenses incurred by Executive prior to the Termination Date in  accordance with Section 5(c); and

 (B)   entitlements under any other Company benefit plan or program as determined thereunder.

(c)  Additional Provisions.  Executive agrees that termination of Executive’s employment for any reason shall, with no further action by the Company or Executive required, constitute Executive’s resignation, effective as of the Termination Date, from all positions as an officer, director or representative of the Company and any parent, subsidiary or affiliate of the Company.

7.  Relocation.

(a)  Executive shall relocate to the Company’s Restaurant Support Center no later than September 20, 2013.  Executive shall have access to the RT Lodge Carriage House and shall be reimbursed for travel to and from the Company’s Restaurant Support Center in Maryville, Tennessee until Executive’s relocation is complete.

(b)  In connection with Executive’s relocation to Tennessee, Executive shall be provided with a van line move that includes pack, load and unload and Executive shall be reimbursed for reasonable expenses associated with house hunting trips.  The Company shall also reimburse Executive up to eight percent (8%) of the sales price of his current home to cover real estate commissions and closing expenses.

(c)  To the extent Executive purchases a home in Tennessee before the sale of his current home is completed, the Company shall reimburse Executive for the lesser of the cost of maintaining (i) Executive’s home in Tennessee or (ii) Executive’s current home, for up to six months after Executive purchases a home in Tennessee.  The expenses eligible for reimbursement include Executive’s mortgage and any reasonably incurred incremental expenses arising from such maintenance.

(d)  For the avoidance of doubt, the Company shall not provide any gross-up payments to Executive in connection with any reimbursement.

8.  Leadership Covenant Agreement.  Concurrently with the execution of this Agreement (but effective as of the Start Date), Executive shall enter into a Leadership Covenant Agreement in a form generally entered into by other senior executives of the Company.  The Leadership Covenant Agreement shall include, but is not limited to, the following provisions:

(a)  the requirement that Executive keep certain information confidentiality during employment and for three years following any termination of employment;

(b)  an agreement by Executive not to solicit employees of the Company during employment and for three years following any termination of employment;

(c)  the requirement that Executive keep trade secrets confidential during employment and for the maximum period of time allowed under applicable law following any termination of employment; and

(d)  a covenant that Executive shall not be employed by any other organization or entity while he is employed by the Company (such provisions in (a)-(d), the “Leadership Covenants”).

9.  Non-Disparagement.  Executive shall not, during and after employment with the Company, make any disparaging remarks to the public regarding the Company or otherwise attempt to cast the Company, its executive officers or the members of the Board in an unfavorable light.  The Company shall direct its executive officers and the members of the Board to not, during and after Executive’s employment with the Company, make any disparaging remarks to the public regarding Executive or otherwise attempt to cast Executive in an unfavorable light.

10.  Representations and Covenants by Executive.  Executive represents and warrants that either he has not entered into any agreement with a current or prior employer that contains a non-compete, confidentiality, non-solicitation or similar provision that would affect his ability to be employed by and provide services to the Company as contemplated by this Agreement or he has been released in writing from any such commitments.

11.  Cooperation.  For a period of six months following the Termination Date, Executive shall fully cooperate with the Company and make himself available to assist the Company in transitioning any duties or responsibilities to his successor.  Executive shall also fully cooperate and consult with the Company, answer questions for the Company and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Executive’s employment with the Company.  Executive agrees to assist the Company as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Company.  Executive agrees to meet at reasonable times and places with the Company’s representatives, agents or attorneys for purposes of defending or prosecuting any claims or for preparing for testimony.  To the extent practicable and within the control of the Company, the Company will use its reasonable best efforts to schedule the timing of Employee’s participation in any such activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the

Company pre-approves and that Executive incurs for travel required by the Company with respect to those activities.

12.  Indemnification.  To the fullest extent permitted by the indemnification provisions of the articles of incorporation and bylaws of the Company in effect from time to time, any Indemnification Agreement entered into between Executive and the Company, and the indemnification provisions of the corporation statute of the jurisdiction of the Company's incorporation in effect from time to time, and in each case subject to the conditions thereof, the Company shall (i) indemnify Executive, as a director and officer of the Company, a trustee or fiduciary of an employee benefit plan of the Company and in any other capacity in which Executive is serving at the Company’s request, against all liabilities and reasonable expenses that Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan or in connection with Executive’s service in any other capacity at the request of the Company, and against which Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan or served in any other capacity at the request of the Company and to do so in advance of the final disposition of such proceeding upon receipt of the required written affirmation from Executive regarding his conduct and his undertaking to repay if it is determined that he was not entitled to indemnification.

13.  Clawback.  Any compensation awarded to Executive under this Agreement or otherwise will be subject to the terms of the Company’s Executive Compensation Clawback Policy (as may be amended from time to time in accordance with its terms).

14.  Withholding Taxes.  The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law.

15.  Assignment.  This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Executive shall not assign or transfer any rights or obligations hereunder.  The Company shall have the right to assign or transfer any rights or obligations hereunder only to (i) a successor entity in the event of a merger, consolidation or transfer or sale of all or substantially all the equity or assets of the Company or (ii) an affiliate of the Company.  Any purported assignment, other than as provided above, shall be null and void.

16.  Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

If to the Company:	Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, Tennessee 37801
Attention: General Counsel
Facsimile No.: (865) 379-6826

If to Executive:	To Executive’s address as reflected on the payroll records of the Company with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: John J. Cannon III
Facsimile: (646) 848-8159

or such other address as either party shall designate by notice in writing to the other in accordance herewith.  Any such notice shall be deemed given when so delivered personally, by facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

17.  Entire Agreement; Waiver.  This Agreement shall constitute the entire agreement between Executive and the Company concerning the subject matter hereof.  This Agreement supersedes and preempts any prior employment agreement or other understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof (including any related oral discussions, e-mail or text exchanges or termsheet).  No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing, signed by Executive and an authorized officer of the Company.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.  No Right to Continued Employment. Executive and the Company recognize and agree that, subject to the terms of this Agreement, Executive’s employment by the Company is “at will” and that (a) the Company may terminate Executive’s employment at any time, for any reason or no reason at all and (b) Executive may terminate his employment at any time, for any reason or no reason at all.

19.  Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties and judgment upon the award rendered by the arbitrator may be entered in any federal or state court located in Knox or Blount County, Tennessee.  The Company and Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

20.  Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

21.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to the choice of law provisions thereof.

22.  Full Settlement.  Executive acknowledges and agrees that, subject to the payment by the Company of the amounts provided in this Agreement to Executive, in no event will the Company nor any subsidiary or affiliate thereof be liable to Executive for damages under any claim of breach of contract as a result of the termination of Executive’s employment; provided that this Section 22 shall not apply to any termination of this Agreement by the Company prior to the Start Date.  In the event of any such termination after the Start Date, the Company shall be liable only to provide to Executive, or Executive’s heirs or beneficiaries, the amounts payable to Executive specified in this Agreement.

23.  Section 409A.

(a)  It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 23 shall subject the Company to any claim, liability or expense, and the Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(b)  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” with the Company.  Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is determined to be a specified employee (all as determined under Section 409A).

(c)  With respect to any reimbursement or in-kind benefit plans, policies or arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such plan, policy or arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such plan, policy or arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

24.  Compliance. Executive agrees to comply with all of the Company’s policies.  Executive understands that the policies and benefits communicated to him are subject to modification, interpretation, review and termination by the Company in its discretion at any time.

25.  Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

26.  Survival.  The duties and obligations contained in Sections 9, 11, 12, 13 and 19 shall survive the termination of this Agreement.

27.  Counterparts.  This Agreement and any modification or amendment hereto may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts hereof or thereof have been signed by each Party.  Delivery of an executed counterpart signature page of this Agreement or any modification or amendment hereto by facsimile or transmitted electronically in a Tagged Image File Format, Portable Document Format, or other electronic format sent by electronic mail shall be effective as delivery of a manually executed counterpart hereof or thereof.  Any Party delivering an executed counterpart of this Agreement or any modification or amendment hereto by facsimile or by email shall also deliver a manually executed counterpart hereof or thereof, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement, and the Parties hereby waive any right they may have to object to such treatment.

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IN WITNESS WHEREOF, the parties hereto` have executed this Agreement as of the day and year first written above.

RUBY TUESDAY, INC.

By:         s/ Stephen I. Sadove
Name:            Stephen I. Sadove
Title:              Chairman of the Compensation Committee

JAMES J. BUETTGEN

                    s/ James J. Buettgen